                            ALPINE AIR EXPRESS, INC.
                              1177 Alpine Air Way
                               Provo, Utah 84601

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD March 7, 2003

TO THE SHAREHOLDERS OF ALPINE AIR EXPRESS, INC.:

     The annual meeting of the shareholders (the "Annual Meeting") of Alpine Air Express, Inc. ("Alpine"), will be held at Alpine's corporate headquarters located at 1177 Alpine Air Way, Provo, Utah, on March 7, 2003, at 1:00 PM, Mountain Time, to:

     1. Elect directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified;

     2. Consider and act upon the ratification of the appointment of Grant Thornton, PC as independent public accountants; and

     3. Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing matters are described in more detail in the accompanying Proxy Statement.

     The board of directors unanimously recommends a vote approving the election of the nominees to the board of directors and the terms of the above proposals as described in more detail in the proxy statement.

     Only shareholders of record at the close of business on January 29, 2003 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. Management encourages all shareholders to attend the Annual Meeting in person. All holders of Alpine's common stock (whether or not they expect to attend the Annual Meeting) are requested to complete, sign, date, and return promptly the proxy enclosed with this notice. Holders of more than 50% of the 11,000,000 issued and outstanding shares of common stock must be represented at the Annual Meeting to constitute a quorum for conducting business. Approval of the proposals discussed above requires an affirmative vote of the majority of the quorum.

     The attendance at and/or vote of each shareholder at the Annual Meeting is important and each shareholder is encouraged to attend. Regardless of whether you plan to attend the meeting in person, please fill in, sign, date, and return the enclosed proxy promptly in the self-addressed, stamped envelope provided. No postage is required if mailed in the United States.


                              ALPINE AIR EXPRESS, INC.
                              BY ORDER OF THE BOARD OF DIRECTORS


                              Eugene Mallette, Chairman of the Board of
                              Directors

                             Alpine Air Express, Inc.
                              1177 Alpine Air Way
                               Provo, Utah 84601
                                (801) 373-1508

                                PROXY STATEMENT

     This Proxy Statement is furnished to shareholders of Alpine Air Express, Inc. ("Alpine"), in connection with the solicitation of proxies on behalf of the board of directors of Alpine, to be voted at an annual meeting of the shareholders (the "Annual Meeting") to be held at Alpine's corporate headquarters, 1177 Alpine Air Way, Provo, Utah, on March 7, 2003, at 1:00 PM, Mountain Time. The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon. If no instructions are indicated on the enclosed proxy, at the Annual Meeting the proxy will be voted affirmatively to:
     1. Elect directors to serve until the expiration of their respective terms and until their respective successors are elected and qualified;
     2. Ratify the selection of Grant Thornton, PC as independent public accountants for fiscal 2003; and
     3. Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

                        Voting Rights and Solicitation

     The enclosed proxy, even though executed and returned to Alpine, may be revoked at any time before it is voted, either by given a written notice, mailed or delivered to the secretary of Alpine, by submitting a new proxy bearing a later date, or by voting in person at the Annual Meeting. If the proxy is returned to Alpine without specific direction, the proxy will be voted in accordance with the board of directors' recommendations as set forth herein. The entire expense of this proxy solicitation will be borne by Alpine. In addition to this solicitation, officers, directors, and regular employees of Alpine, who will receive no extra compensation for such services, may solicit proxies by mail, telephone, or in person. This statement, the Corporation's annual report on form 10-KSB and form of proxy were first mailed to stockholders on or about February 17, 2003. Only holders of record of the 11,000,000 shares of common stock of Alpine outstanding as of January 29, 2003 (the "record date") are entitled to notice of and to vote at the annual meeting. Each shareholder has the right to one vote for each share of Alpine's common stock owned. Cumulative voting is not permitted.

     The board of directors unanimously recommends a vote approving the proposals which are described in more detail in the accompanying Proxy Statement. Members of management who, collectively, hold in excess of 51% of Alpine's issued and outstanding shares have indicated they intend to vote in favor of the above proposals and the nominees for election as directors. Management encourages all shareholders to attend the Annual Meeting in person. All holders of Alpine's common stock (whether or not they expect to attend the Annual Meeting) are requested to complete, sign, date, and return promptly the proxy card enclosed with this notice. Holders of more than 50% of the 11,000,000 shares issued and outstanding must be represented at the Annual Meeting to constitute a quorum for conducting business. Approval of the proposals requires an affirmative vote of the majority of the quorum.
     The attendance at and/or vote of each shareholder at the annual meeting is important and each shareholder is encouraged to attend.

                               PROPOSAL NO. 1
                        ELECTION OF BOARD OF DIRECTORS

     The names of Alpine's current executive officers and directors and the positions held by each of them are set forth below:

Name                     Age         Position            Held Position Since
----                      --         --------            -------------------
Eugene R. Mallette        53         Chairman and CEO           1986
Max A. Hansen             53         Secretary/Treasurer
                                     and Director               1986
Joseph O. Etchart         54         Director                   2002
Kenneth D. Holliday       58         Director                   2002
Leslie Hill               48         Chief Financial Officer    2000

     Alpine's officers and directors have served in such positions since the dates indicated. All directors have been renominated to serve as directors for the upcoming fiscal year. Directors serve for a term of one year and
until their successors are elected and qualified.   Each director, if elected
by the shareholders, will serve until the next annual meeting and until his or her successor is duly elected and qualified. Vacancies on the Board of Directors during the year may be filled by the majority vote of the directors in office at the time of the vacancy without further action by the stockholders. Certain biographical information with respect to the officers and directors is set forth below.

Biographical Information on Nominees For Director

     Eugene Mallette began his career with Alpine in 1979 as its Sales Manager, then became General Manager later in 1979. He became Chief Executive Officer and Director upon acquiring Alpine in 1986. Prior to his employment by Alpine, he was employed by the State of Montana as a staff auditor. He received a B.A. in Business Administration from Carroll College in 1971. Mr. Mallette holds a private pilot's license and maintains his proficiency. He devotes time to civic and charitable causes and was previously Chairman of the Better Business Bureau of Utah County and Vice-President of the Provo Chamber of Commerce.

     Max A. Hansen has been a director since 1986. He has been practicing law since 1976 and has owned his own firm, Max A. Hansen & Associates, P.C. since 1980. Mr. Hansen provides legal services to Alpine. From 1988 to 1989, he was President of the State Bar of Montana and is currently a member of the American Bar Association House of Delegates. From 1982 to 1987 he was Chairman of the Police Commission of Dillon, Montana. He was an adjunct instructor at Western Montana College from 1980 to 1987. Mr. Hansen has received distinguished service awards from the State Bar of Montana and the Montana Supreme Court. He received a JD degree from the University of San Diego in 1976, where he was a member of the law review. He received a BA degree in Political Science from Carroll College in 1971.

     Joseph O. Etchart has been a member of our Board of Directors since April, 2002. He formerly served as Alpine's Director of Public and Investor Relations. He is also the President and CEO of Hinsdale Land Company, a real estate and agricultural enterprise in Montana. Since 1985, Mr. Etchart has served on the Board of Directors, and is a former Chairman of the Board, of Montana Livestock Ag Credit, one of the premier agricultural lending institutions in the Pacific Northwest. He served two terms as President of the Washington, D.C. based National Public Lands Council, where he was involved in the legislative and regulatory process associated with federal land commodity production. In addition, Mr. Etchart has held numerous civic, political and appointed posts, including Campaign Finance Chairman during the first successful election of Montana Governor Marc Racicot. Mr. Etchart received a Bachelor of Arts degree in Sociology from Carroll College in 1970 and is an active member of numerous organizations, including the Knights of Columbus.

     Kenneth D. Holliday joined our Board of Directors in September, 2002. He has extensive experience in the aviation industry and currently serves as President and CEO of Avcon, Inc., a consulting company assisting airlines, aviation and travel related companies. He was formerly the President and CEO of TransMeridian Airlines, an air carrier contracted to fly A-320 aircraft for one of the nation's largest tour operators. Mr. Holliday also has served as President and CEO of Private Jet Expeditions, Inc., where he directed airline growth from one B-727 aircraft to 16 MD-80 aircraft over a two-year period. Mr. Holliday received a Bachelor of Science degree in Industrial Management from Clemson University and USAF undergraduate pilot training at Williams Air Force Base in Arizona.

Addition Executive Officers

     Leslie Hill has been our accountant since 1998 and named Chief Financial Officer in 2000. Prior to 1998, Ms. Hill was employed by Sendsations Card Company as controller from 1994 to 1998 when she joined Alpine. She received a Bachelor of Science degree from Brigham Young University in 1991. In 1999, Ms. Hill received the "Outstanding Achievement Award" from the Dale Carnegie Foundation in Salt Lake City, Utah.

      Alpine's Audit Charter consist of Max Hansen and Joe Etchart. Alpine does not have a standing nominating or compensation committee. The directors had nine meetings during fiscal 2002. All current directors attended the meetings.

Compliance with Section 16(a) of the Exchange Act

     Alpine believes all forms required to be filed under Section 16 of the Exchange Act for have been timely filed, with the exception of the Form 4 Statements of Changes in Beneficial Ownership of Joseph O. Etchart for the month of June, 2002, which was filed July 11, 2002, and Eugene R. Mallette dated December 31, 2002, which was filed on January 7, 2003.

                            Executive Compensation

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of Alpine's last three completed fiscal years to Alpine or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at October 31, 2002, the end of Alpine's last completed fiscal year):

                           Summary Compensation Table
                           --------------------------

                                                                   Long Term Compensation
                                                                   ----------------------
                                 Annual Compensation             Awards               Payouts
                                 -------------------             ------               -------
                                                         Other            Restricted
   Name and                                              Annual        Stock    Options   LTIP       All Other
   Principal Position    Year    Salary    Bonus($)    Compensation    Awards    /SARs    Payout   Compensation
   ------------------    ----    ------    --------    ------------    ------    -----    ------    -----------
   Eugene Mallette,         2002   $109,750   $190,667      $6,424           -        -        -              -
   CEO                      2001   $111,235   $253,575      $2,730           -     55,417(2)   -              -
                            2000   $103,120   $  7,400      $1,474           -        -        -              -


   Bill Distefano,          2002   $105,700   $188,167      $8,620           -        -        -              -
   Former President (1)     2001   $120,956   $272,310      $3,272           -     78,349(3)   -              -
                            2000   $119,581   $196,178      $2,272           -        -        -              -


     (1)  Mr. Distefano resigned as President effective as of February 2,
          2003.

     (2) Mr. Mallette received options to purchase 54,990 shares of common stock during fiscal 2001, at exercise prices ranging from $7.50 to $8.25 per share. Of this amount, 41,657 options vest over two years and 13,333 vest over three years. In addition, Mr. Mallette received options to purchase 427 shares for his services as a director. These options are exercisable at a price of $7.50 per share and vest over two years. See "Compensation of Directors."

     (3) Mr. Distefano received options to purchase 77,922 shares at an exercise price of $7.50 per share. Of this amount, 64,589 vest over two years and 13,333 vest over three years. Mr. Distefano also received options to purchase 427 shares for his services as a director. These options are exercisable at a price of $7.50 per share and vest over two years. See "Compensation of Directors."

     In the past, our bonuses to officers were based on some fixed percentage of earnings and subjective factors reviewed by the Board of Directors. Except in the last two years, only Bill Distefano received any sizable amount of his compensation as a bonus. As our earnings have increased in the last few years, Eugene Mallette has started taking a bonus based on advice from our tax accountants. His bonus has been structured by our accountants to reflect his role as an officer of Alpine. With our change in ownership structure, we intend to set up new bonus plans which have a more definitive structure and is more heavily focused on stock and options than cash. As yet, no plan has been set as we review our long term managerial human resource needs and our desire to start hiring new management with an eye to the future succession needs of Alpine if something were to happen to current management. We have also adopted a stock option plan. Other annual compensation consisted of payments to 401(k) retirement accounts, health insurance reimbursements and sick leave cash outs.

     Options/SAR Grants.
     -------------------

     We did not grant any options or SARs to any executive officer during the fiscal year ended October 31, 2002.

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value
Table.
------

     No stock options or SARs were exercised during the fiscal year ended October 31, 2002.

     Pension Table.
     --------------

      None.

     Compensation of Directors.
     --------------------------

     During the 2002 fiscal year, Joseph O. Etchart received options to purchase 427 shares at an exercise price of $7.50. These options vest in 24 months. Each option is for a period of 10 years.

     In addition, directors are paid a fee of $1,000 per calendar quarter for services rendered to the Board.

     Termination of Employment and Change of Control Arrangement.
     ------------------------------------------------------------

     There are no compensatory plans or arrangements, including payments to be received from Alpine, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with Alpine or its subsidiaries, or any change in control of Alpine, or a change in the person's responsibilities following a change in control of Alpine.

     Stock Option Plan.
     ------------------

     In August 2001, Alpine adopted an equity incentive plan. The plan allows Alpine to issue incentive stock options ("ISOs") within the meaning of section 422A of the Internal Revenue Code of 1986, as amended ("Code"), nonstatutuory stock options and restricted shares to employees, directors and consultants of Alpine. A total of 770,000 shares of Alpine's common stock have been reserved for issuance under the plan. As of January of each year commencing in the year 2002, the aggregate number of shares of Alpine's common stock that may be awarded under the plan shall automatically increase by a number equal to the lesser of (i) 7% of the total number of shares of Alpine's common stock outstanding, minus the number of shares of stock previously authorized for award under the plan at the close of the preceding calender year or (ii) 250,000 shares of common stock.

     The exercise price of options granted under the terms of the plan must not be less than 100% of the fair market value of the shares as of the date of grant, or 110% of the fair market value for ISOs granted to optionees possessing more than 10% of the total combined voting power of all classes of stock of Alpine for ISOs and 85% of the fair market value of the stock for nonqualified options. In addition, the aggregate fair market value (as determined on the date of each option grant) of shares with respect to which ISOs are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. Additionally, no individual may be granted more than 100,000 options in any given year.

     Alpine has not received and does not intend to request a determination from the Internal Revenue Service that the ISOs issued under the plan will qualify under the Code for treatment as ISOs.

     The plan provides that an option may be exercised by payment in cash or, with the consent of the board of directors, by delivery of common stock of Alpine valued at its fair market value on the date of payment. An option holder shall not have any of the rights of a shareholder with respect to the shares subject to the option until the shares have been fully paid and issued.

     The board of directors or a committee of the directors will initially administer the plan, prescribe the form and content of options to be granted, receive elections for the exercise of stock conversion rights, determine the terms and restrictions on all restricted stock awards granted under the plan, and other items. No stock option can be granted for a period longer than ten years or for a period longer than five years for ISOs granted to optionees possessing more than 10% of the total combined voting power of all classes of stock of Alpine. The right to exercise an option terminates (three) months after the termination of an employees' employment, unless the employee dies or is disabled, in which event the option will remain exercisable for a period of one year after the termination of employment. The plan terminates, and no further options may be granted after August 18, 2011.

     In August 2001, Alpine issued options to acquire 181,968 shares of its common stock at an exercise price of $7.50 per share and an option to purchase 26,666 shares at an exercise price of $8.25 per share. All options were issued under the plan. In addition, a total of 12,863 options have been forfeited through October 31, 2002.

     We did not issue any options under the plan in the fiscal year ended October 31, 2002.

               Certain Relationships and Related Transactions

     Alpine leases all of its aircraft from CLB Corporation and Mallette Family, LLC which are controlled by Mr. Mallette. The terms were approved by a vote of the directors. During the fiscal year ended October 31, 2002, Alpine paid $2,276,444 to CLB and $2,028,766 to Mallette Family, LLC in lease payments.

     Alpine had acquired the right to purchase up to 15 Beechcraft 1900 aircraft. Alpine transferred the right to purchase six of these aircraft to an entity controlled by Mr. Mallette. The decision was made to transfer the purchase rights to Mr. Mallette because management did not want Alpine to take on the debt associated with the aircraft at this time. Additionally, Mr. Mallette, who had to provide personal guarantees on the loans for the aircraft, did not want to provide those guarantees in Alpine but rather in one of his own entities for his tax and estate planning reasons. These aircraft have been leased back to Alpine.

     Alpine has received an option to purchase CLB Corporation, which owns 14 of our Beechcraft 99 aircraft. Under the terms of the option, Alpine can acquire CLB Corporation for shares of its common stock with each share assigned a $3.40 value. The purchase price of CLB is currently set at $17,000,000, subject to final agreement of the parties. Since CLB Corporation is controlled by Mr. Mallette any purchase would be recorded on a historic or predecessor cost basis so that Alpine would not be able to record the appreciation in the aircraft since Mr. Mallette originally acquired them. The option to acquire CLB Corporation was initially for a period of two years. It has been extended for an additional year, expiring August 2003. This option cannot be exercised unless shares of Alpine's common stock are trading at a price in excess of $3.40 and Alpine has already acquired the five Beechcraft 1900's owned by Mallette Family, LLC.

     Alpine has obtained an option to acquire five Beechcraft 1900's owned by Mallette Family, LLC. The option term is for the length of time Mallette Family, LLC owes Alpine funds under a $2,500,000 loan, which is due and payable on December 28, 2003, unless repaid sooner. The option price is the fair market value of the aircraft on the date of purchase by Alpine. Since these aircraft would be acquired from a related party, Alpine would only record the cost of the aircraft to Mallette Family, LLC.

     Alpine has also obtained an option from Mallette Family, LLC to acquire five additional Beechcraft 1900's. The term of this option is one year, expiring August 1, 2003. In consideration for this option, Alpine paid $1,350,000 as a non-refundable deposit. This option, if not exercised, assigns two Beechcraft 1900 aircraft to Alpine at the end of the option term. The total purchase price for the five aircraft is $4,440,000, which is the price paid for the aircraft by Mallette Family, LLC. Since these aircraft would be acquired from a related party, Alpine would only record the cost of the aircraft to Mallette Family, LLC.

     During the year ended October 31, 2000, Alpine loaned $1,000,000 to Mr. Mallette. The loan bore an interest rate of 6.25%, was unsecured and was due in March, 2003. The balance on the note, together with all accrued interest, was paid in full during the fiscal year ended October 31, 2002.

    In 2000, Alpine also loaned $2,500,000 to Mallette Family, LLC, which is controlled by Mr. Mallette. The loan was made to assist in the purchase of Beechcraft 1900 aircraft that are now being leased by Alpine from Mallette Family, LLC. The loan is due in December, 2003, is unsecured, and bears an interest rate of 6.5%. This loan is due on demand. As of October 31, 2002, Mallette Family, LLC owed Alpine $2,798,529, including accrued interest, under the terms of this loan.

     INDEBTEDNESS OF MANAGEMENT

     As of October 31, 2002, Mallette Family, LLC owed Alpine $2,798,529.


                         Principal Shareholders

     The following table sets forth information relating to the beneficial ownership of Alpine's common stock as of January 22, 2002 by each person known by Alpine to be the beneficial owner of more than 5% of the outstanding shares of common stock and each of Alpine's directors and executive officers.

Name and Address of
Principal Stockholders:        Common Stock         Percentage
----------------------------   ------------       ---------------
Eugene R. Mallette              8,248,655 (D)           74.99%
3450 West Mike Jense Parkway       15,000 (I)            0.14
Provo, Utah 84601                 989,500 (I)            9.00

The Mallette Family LLC           989,500                9.00
3450 West Mike Jense Parkway
Provo, Utah 84601
Officers and Directors:
----------------------------
Eugene R. Mallette, CEO
 and Director                  ----------------See Table Above-----------
Leslie Hill, CFO                       100                0.001
Max A. Hansen, Secretary,            1,000                0.01
 Director

Joseph O. Etchart, Director          6,315                0.06
Kenneth D. Holliday                      -                   -
                                 ----------             ------
All officers and directors
 as a group (6 persons)          9,260,570               84.19
                                 ==========             ======

     Unless otherwise noted below, Alpine believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. Those shares owned directly are indicated by a (D) and those shares owned indirectly are indicated by an (I). Unless otherwise noted, shares are deemed to be owned directly.

     The Mallette Family, LLC is controlled by Eugene Mallette. For purposes of calculating Mr. Mallette's ownership, the family limited liability company is considered indirectly owned by Mr. Mallette because of his influence on voting decisions of the limited liability company. However, the pecuniary interest and majority control of the LLC belongs to Mr. Mallette's family not him. Mr. Mallette address is care of the Company.

Vote Required

     Election of the proposed slate of nominees requires the approval of a majority of the shares of issued and outstanding common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting. The board of directors recommends a vote "FOR" all of the nominees. It is intended that in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the nominees.

                              PROPOSAL NO. 2
    RATIFY THE SELECTION OF Grant Thornton, PC AS INDEPENDENT AUDITORS

     The Board of Directors has selected Grant Thornton, PC as independent auditors for the fiscal year ending October 31, 2003. To the knowledge of Alpine, at no time has Grant Thornton, PC had any direct or indirect financial interest in or any connection with Alpine other than as independent public accountants. It is anticipated that representatives of Grant Thornton, PC will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

     During the October 31, 2002, fiscal year, Grant Thornton provided no work to Alpine. Grant Thornton subsequently performed the audit on our October 31, 2002, financial statements. Grant Thornton has billed Alpine approximately $30,000 as of the date of this proxy for such audit work. Grant Thornton has not performed any additional work, other than the audit, for Alpine.

     The board of directors recommends a vote "FOR" the selection of Grant Thornton, PC as independent auditors for the fiscal year ending October 31, 2003.

Vote Required

     Approval of Grant Thornton, PC as Alpine's independent auditors requires the approval of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting. The board of directors recommends a vote "FOR" the approval of Grant Thornton, PC as independent auditors. It is intended that in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the approval of the Grant Thornton, PC as independent auditors.

                        SHAREHOLDER PROPOSALS

     No proposals have been submitted by shareholders of Alpine for consideration at the Annual Meeting. It is anticipated that the next annual meeting of shareholders will be held during March 2004. Shareholders may present proposals for inclusion in the Information Statement or Proxy Statement and form of Proxy to be mailed in connection with the next annual meeting of shareholders of Alpine, provided such proposals are received by Alpine no later than October 31, 2003, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of Alpine. Shareholder proposals should be addressed to Leslie Hill, 1177 Alpine Air Way, Provo, Utah 84601, telephone number (801) 373-1508.

     In addition, the proxy solicited by the board of directors for the 2004 annual meeting of shareholders will confer discretionary authority to vote on a shareholder proposal presented at that meeting if Alpine is not provided with notice of such proposal on or prior to January 14, 2004.

                                 Form 10-KSB

     Alpine will mail without charge, upon written request, a copy of Alpine's annual report on Form 10-KSB for the fiscal year ended October 31, 2002, including the financial statements, schedules and list of exhibit. Requests should be sent to Alpine Air Express, Inc. 1177 Alpine Air Way, Provo, Utah 84601, telephone number (801) 373-1508, Attn.: Leslie Hill.


                              OTHER MATTERS

     Management does not know of any business which may be considered at the meeting. If any other matters should properly come before the Annual Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

                              Alpine Air Express, Inc.
                              By Order of the Board of Directors

                              Eugene Mallette, Chief Executive Officer
Provo, Utah
February 13, 2003

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY. RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.